February 10, 2017

Northern Lights Fund Trust IV

17605 Wright Street

Omaha, NE 68154

Dear Board Members:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 44 to the Registration Statement, File Nos. 333-204808 and 811-23066 (the "Registration Statement"), of Northern Lights Fund Trust IV (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 44 is effective for purposes of applicable federal and state securities laws, the shares of each Fund listed on the attached exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the U.S. Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 44 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/Thompson Hine LLP
Thompson Hine LLP

JMS/MVW

EXHIBIT A

1.	Anchor Tactical Credit Strategies Fund
2.	Main BuyWrite Fund
3.	Measured Risk Fund
4.	Tree Ring Stock Fund
5.	Moerus Worldwide Value Fund
6.	Low Beta Tactical 500 Fund
7.	Anchor Tactical Equity Strategies Fund
8.	Anchor Tactical Municipal Strategies Fund
9.	Anchor Tactical Real Estate Fund
10.	Anchor Tactical Equity Strategies VP
11.	Anchor Tactical Municipal Strategies VP
12.	Anchor Tactical Real Estate VP
13.	Anchor Tactical Credit Strategies VP
14.	QUANTX Risk Managed Growth ETF
15.	QUANTX Risk Managed Multi-Asset Income ETF
16.	QUANTX Risk Managed Real Return ETF
17.	QUANTX Risk Managed Multi-Asset Total Return ETF
18.	QUANTX Dynamic Beta US Equity ETF
19.	Inspire Global Hope Large Cap ETF
20.	Inspire Small/Mid Cap Impact ETF
21.	Inspire Corporate Bond Impact ETF